Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $5.02

NEW YORK, October 17, 2017 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.33 billion and net earnings of $2.13 billion for the third quarter ended September 30, 2017. Diluted earnings per common share were $5.02 compared with $4.88 for the third quarter of 2016 and $3.95 for the second quarter of 2017. Annualized return on average common shareholders’ equity (ROE) (1) was 10.9% for the third quarter of 2017 and 10.3% (2) for the first nine months of 2017.

Highlights

•	Goldman Sachs reported first nine months net revenues of $24.24 billion, 8% higher than the first nine months of 2016, which contributed to a 230 basis point improvement in pre-tax margin to 33.1%.

•	The firm ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date. The firm also ranked first in worldwide common stock offerings for the year-to-date. (3)

•	Debt underwriting produced year-to-date net revenues of $2.03 billion, its highest for the first nine months of the year, reflecting a leading position for the firm’s leveraged finance franchise.

•	Investing & Lending generated net revenues of $1.88 billion, its highest quarterly performance in over three years.

•	Assets under supervision (4) increased to a record $1.46 trillion, including net inflows of $13 billion in long-term assets under supervision.

•

Book value per common share increased by 1.8% during the quarter and 4.5% during the year-to-date to $190.73. Basic shares (5) decreased below 400 million for the first time, ending the quarter at 393.7 million.

•

The firm maintained capital ratios well in excess of the minimum requirements, as the firm’s Common Equity Tier 1 Standardized and Basel III Advanced ratios (6) were 13.3% (7) and 12.0% (7), respectively.

•	The firm maintained strong liquidity as global core liquid assets (4) were $220 billion (7) as of September 30, 2017.

“Our overall performance this year has been solid and provides a good foundation on which to execute and deliver our growth initiatives,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer.

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.80 billion for the third quarter of 2017, 17% higher than the third quarter of 2016 and 4% higher than the second quarter of 2017. Net revenues in Financial Advisory were $911 million, 38% higher than the third quarter of 2016, reflecting an increase in completed mergers and acquisitions. Net revenues in Underwriting were $886 million, essentially unchanged compared with the third quarter of 2016, as slightly higher net revenues in debt underwriting, reflecting higher net revenues from investment-grade activity, were largely offset by lower net revenues in equity underwriting, reflecting a decrease in industry-wide offerings. The firm’s investment banking transaction backlog decreased compared with both the end of the second quarter of 2017 and the end of 2016. (4)

Institutional Client Services

Net revenues in Institutional Client Services were $3.12 billion for the third quarter of 2017, 17% lower than the third quarter of 2016 and 2% higher than the second quarter of 2017.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.45 billion for the third quarter of 2017, 26% lower than the third quarter of 2016, due to significantly lower net revenues in commodities, interest rate products and credit products and lower net revenues in currencies, partially offset by higher net revenues in mortgages. Although market-making conditions improved in most businesses compared with the second quarter of 2017, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment characterized by low levels of volatility and low client activity.

Net revenues in Equities were $1.67 billion for the third quarter of 2017, 7% lower than the third quarter of 2016, primarily due to lower net revenues in equities client execution, reflecting significantly lower results in derivatives, partially offset by higher results in cash products. Net revenues from commissions and fees were lower, reflecting lower market volumes in the United States, and net revenues in securities services were slightly higher compared with the third quarter of 2016. Equities operated in an environment characterized by higher global equity prices compared with the second quarter of 2017, while volatility levels remained low.

Investing & Lending

Net revenues in Investing & Lending were $1.88 billion for the third quarter of 2017, 35% higher than the third quarter of 2016 and 19% higher than the second quarter of 2017. Net revenues in equity securities were $1.39 billion, 51% higher than the third quarter of 2016, reflecting an increase in net gains from investments in private equities, which were positively impacted by corporate performance and company-specific events. Net revenues in debt securities and loans were $492 million, 3% higher than the third quarter of 2016, reflecting higher net interest income, partially offset by lower net gains from investments in debt instruments.

Investment Management

Net revenues in Investment Management were $1.53 billion for the third quarter of 2017, 3% higher than the third quarter of 2016 and essentially unchanged compared with the second quarter of 2017. The increase in net revenues compared with the third quarter of 2016 was due to slightly higher management and other fees, reflecting higher average assets under supervision, and higher transaction revenues, partially offset by lower incentive fees. During the quarter, total assets under supervision (4) increased $50 billion to $1.46 trillion. Long-term assets under supervision increased $36 billion, including net market appreciation of $23 billion, primarily in equity and fixed income assets, and net inflows of $13 billion, primarily in fixed income assets. Liquidity products increased $14 billion.

Expenses

Operating expenses were $5.35 billion for the third quarter of 2017, essentially unchanged compared with both the third quarter of 2016 and the second quarter of 2017.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.17 billion for the third quarter of 2017, essentially unchanged compared with the third quarter of 2016. The ratio of compensation and benefits to net revenues for the first nine months of 2017 was 40.0%, compared with 41.0% for both the first half of 2017 and the first nine months of 2016. Total staff increased 5% compared with the end of the second quarter of 2017, primarily reflecting the timing of campus hires.

Non-Compensation Expenses

Non-compensation expenses were $2.18 billion for the third quarter of 2017, 4% higher than the third quarter of 2016 and 2% higher than the second quarter of 2017. The increase compared with the third quarter of 2016 was primarily due to higher expenses related to consolidated investments and the firm’s online loan and deposit platform. These increases were partially offset by lower occupancy expenses (the third quarter of 2016 included $63 million of exit costs on office space).

Net provisions for litigation and regulatory proceedings for the third quarter of 2017 were $18 million compared with $46 million for the third quarter of 2016.

Provision for Taxes

The effective income tax rate for the first nine months of 2017 increased to 22.6% from 19.1% for the first half of 2017, primarily due to a decrease in the impact of tax benefits from the settlement of employee share-based awards in the first nine months of 2017 compared with the first half of 2017 (2).

Capital

•

As of September 30, 2017, total shareholders’ equity was $86.29 billion (common shareholders’ equity of $75.09 billion and preferred stock of $11.20 billion) and unsecured long-term borrowings were $211.85 billion.

•	The firm’s Standardized Common Equity Tier 1 ratio (6) reflecting the applicable transitional provisions was 13.3% (7) as of September 30, 2017, compared with 13.9% as of June 30, 2017.

•	The firm’s Basel III Advanced Common Equity Tier 1 ratio (6) reflecting the applicable transitional provisions was 12.0% (7) as of September 30, 2017, compared with 12.5% as of June 30, 2017.

•	The firm’s supplementary leverage ratio (4) on a fully phased-in basis was 6.1% (7) as of September 30, 2017, compared with 6.3% as of June 30, 2017.

•

On October 16, 2017, the Board of Directors of The Goldman Sachs Group, Inc. (Board) declared a dividend of $0.75 per common share to be paid on December 28, 2017 to common shareholders of record on November 30, 2017.

•	During the quarter, the firm repurchased 9.6 million shares of its common stock at an average cost per share of $225.12, for a total cost of $2.17 billion. (8)

•	Book value per common share was $190.73 and tangible book value per common share (9) was $180.42, both based on basic shares (5) of 393.7 million as of September 30, 2017.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $930 billion (7) as of September 30, 2017, compared with $907 billion as of June 30, 2017.

•

The firm’s global core liquid assets (4) were $220 billion (7) as of September 30, 2017 and averaged $221 billion (7) for the third quarter of 2017, compared with an average of $214 billion for the second quarter of 2017.

•	Level 3 assets were $21 billion (7) as of September 30, 2017, unchanged compared with June 30, 2017, and represented 2.2% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	September 30, 2017	June 30, 2017	September 30, 2016	June 30, 2017	September 30, 2016
Investment Banking
Financial Advisory	$911	$749	$658	22%	38%

Equity underwriting	212	260	227	(18)	(7)
Debt underwriting	674	721	652	(7)	3

Total Underwriting	886	981	879	(10)	1

Total Investment Banking	1,797	1,730	1,537	4	17

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,452	1,159	1,964	25	(26)

Equities client execution	584	687	678	(15)	(14)
Commissions and fees	681	764	719	(11)	(5)
Securities services	403	441	387	(9)	4

Total Equities	1,668	1,892	1,784	(12)	(7)

Total Institutional Client Services	3,120	3,051	3,748	2	(17)

Investing & Lending
Equity securities	1,391	1,180	920	18	51
Debt securities and loans	492	396	478	24	3

Total Investing & Lending	1,883	1,576	1,398	19	35

Investment Management
Management and other fees	1,272	1,284	1,225	(1)	4
Incentive fees	86	81	114	6	(25)
Transaction revenues	168	165	146	2	15

Total Investment Management	1,526	1,530	1,485	—	3

Total net revenues	$8,326	$7,887	$8,168	6	2

	Nine Months Ended		% Change From
	September 30, 2017	September 30, 2016	September 30, 2016
Investment Banking
Financial Advisory	$2,416	$2,223	9%

Equity underwriting	783	679	15
Debt underwriting	2,031	1,885	8

Total Underwriting	2,814	2,564	10

Total Investment Banking	5,230	4,787	9

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	4,296	5,554	(23)

Equities client execution	1,823	1,735	5
Commissions and fees	2,183	2,342	(7)
Securities services	1,228	1,241	(1)

Total Equities	5,234	5,318	(2)

Total Institutional Client Services	9,530	10,872	(12)

Investing & Lending
Equity securities	3,369	1,546	118
Debt securities and loans	1,554	1,050	48

Total Investing & Lending	4,923	2,596	90

Investment Management
Management and other fees	3,775	3,571	6
Incentive fees	288	197	46
Transaction revenues	493	415	19

Total Investment Management	4,556	4,183	9

Total net revenues	$24,239	$22,438	8

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	September 30, 2017	June 30, 2017	September 30, 2016		June 30, 2017	September 30, 2016
Revenues
Investment banking	$1,797	$1,730	$1,537		4%	17%
Investment management	1,419	1,433	1,386		(1)	2
Commissions and fees	714	794	753		(10)	(5)
Market making	2,112	1,915	2,715		10	(22)
Other principal transactions	1,554	1,227	1,163		27	34

Total non-interest revenues	7,596	7,099	7,554		7	1

Interest income	3,411	3,220	2,389		6	43
Interest expense	2,681	2,432	1,775		10	51

Net interest income	730	788	614		(7)	19

Net revenues, including net interest income	8,326	7,887	8,168		6	2

Operating expenses
Compensation and benefits	3,172	3,233	3,207		(2)	(1)

Brokerage, clearing, exchange and distribution fees	625	663	613		(6)	2
Market development	138	141	92		(2)	50
Communications and technology	220	224	207		(2)	6
Depreciation and amortization	280	265	247		6	13
Occupancy	177	190	245		(7)	(28)
Professional fees	227	229	222		(1)	2
Other expenses	511	433	467		18	9

Total non-compensation expenses	2,178	2,145	2,093		2	4

Total operating expenses	5,350	5,378	5,300		(1)	1

Pre-tax earnings	2,976	2,509	2,868		19	4
Provision for taxes	848	678	774		25	10

Net earnings	2,128	1,831	2,094		16	2
Preferred stock dividends	93	200	(6)	(11)	(54)	N.M.

Net earnings applicable to common shareholders	$2,035	$1,631	$2,100		25	(3)

Earnings per common share
Basic (10)	$5.09	$4.00	$4.96		27%	3%
Diluted	5.02	3.95	4.88		27	3

Average common shares
Basic	398.2	406.1	422.4		(2)	(6)
Diluted	405.7	413.3	430.2		(2)	(6)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	35,800	34,100	34,900		5	3

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Nine Months Ended			% Change From
	September 30, 2017	September 30, 2016		September 30, 2016
Revenues
Investment banking	$5,230	$4,787		9%
Investment management	4,249	3,908		9
Commissions and fees	2,279	2,447		(7)
Market making	6,445	7,067		(9)
Other principal transactions	4,002	1,978		102

Total non-interest revenues	22,205	20,187		10

Interest income	9,377	7,267		29
Interest expense	7,343	5,016		46

Net interest income	2,034	2,251		(10)

Net revenues, including net interest income	24,239	22,438		8

Operating expenses
Compensation and benefits	9,696	9,200		5

Brokerage, clearing, exchange and distribution fees	1,903	1,929		(1)
Market development	413	326		27
Communications and technology	667	609		10
Depreciation and amortization	802	731		10
Occupancy	543	609		(11)
Professional fees	661	673		(2)
Other expenses	1,530	1,454		5

Total non-compensation expenses	6,519	6,331		3

Total operating expenses	16,215	15,531		4

Pre-tax earnings	8,024	6,907		16
Provision for taxes	1,810	1,856		(2)

Net earnings	6,214	5,051		23
Preferred stock dividends	386	117	(11)	N.M.

Net earnings applicable to common shareholders	$5,828	$4,934		18

Earnings per common share
Basic (10)	$14.32	$11.40		26%
Diluted	14.11	11.24		26

Average common shares
Basic	405.6	431.5		(6)
Diluted	413.0	438.8		(6)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (4)

$ in millions

	Three Months Ended
	September 30, 2017	June 30, 2017		September 30, 2016
Risk Categories
Interest rates	$38	$40		$42
Equity prices	21	23		23
Currency rates	12	10		18
Commodity prices	9	17		17
Diversification effect	(33)	(39)		(43)

Total	$47	$51		$57

Assets Under Supervision (4) $ in billions

	As of				% Change From
	September 30, 2017	June 30, 2017		September 30, 2016	June 30, 2017	September 30, 2016
Asset Class
Alternative investments	$169	$165		$152	2%	11%
Equity	305	293		268	4	14
Fixed income	654	634		600	3	9

Total long-term AUS	1,128	1,092		1,020	3	11
Liquidity products	328	314		327	4	—

Total AUS	$1,456	$1,406		$1,347	4	8

	Three Months Ended
	September 30, 2017	June 30, 2017		September 30, 2016
Beginning balance	$1,406	$1,373		$1,310
Net inflows / (outflows)
Alternative investments	2	13		1
Equity	(1)	5		2
Fixed income	12	7		11

Total long-term AUS net inflows / (outflows)	13	25		14
Liquidity products	14	(9)		2

Total AUS net inflows / (outflows)	27	16	(12)	16
Net market appreciation / (depreciation)	23	17		21

Ending balance	$1,456	$1,406		$1,347

Footnotes

(1)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

	Average for the
	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017

Total shareholders’ equity	$86,222	$86,495
Preferred stock	(11,203)	(11,203)

Common shareholders’ equity	$75,019	$75,292

(2)

In the first quarter of 2017, as required, the firm adopted ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting,” which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. The impact of the restricted stock unit deliveries and option exercises in the first nine months of 2017 was a reduction to provision for taxes of $496 million, which increased diluted earnings per common share by $1.20 and annualized ROE by 0.9 percentage points.

(3)	Dealogic — January 1, 2017 through September 30, 2017.

(4)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2017.

(5)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

(6)

As of September 30, 2017, Common Equity Tier 1 was $71.9 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $540 billion and $600 billion, respectively, each reflecting the applicable transitional provisions. The lower of the ratios calculated in accordance with the Standardized approach (13.3%) and the Basel III Advanced approach (12.0%) is the binding regulatory capital ratio for the firm. The firm’s capital ratios, on a fully phased-in basis, calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were both lower by 0.3 percentage points as compared to the transitional capital ratios. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2017.

(7)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

(8)

As of September 30, 2017, the remaining share authorization under the firm’s existing repurchase program was 54.2 million shares, which represented the shares that may be repurchased under the repurchase program approved by the Board. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(9)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

As of
September 30, 2017

Total shareholders’ equity	$86,292
Preferred stock	(11,203)

Common shareholders’ equity	75,089
Goodwill and identifiable intangible assets	(4,058)

Tangible common shareholders’ equity	$71,031

(10)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.02, $0.02 and $0.01 for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively, and $0.05 and $0.03 for the nine months ended September 30, 2017 and September 30, 2016, respectively.

(11)

Includes a reduction of $105 million and $266 million for the three and nine months ended September 30, 2016, respectively, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during 2016.

(12)

Includes $23 billion of inflows ($20 billion in long-term assets under supervision and $3 billion in liquidity products) in connection with the acquisition of a portion of Verus Investors’ outsourced chief investment officer business.